As filed with the Securities and Exchange Commission on January 23, 2018

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

FC GLOBAL REALTY INCORPORATED

(Exact name of registrant as specified in its charter)

Nevada	59-2058100
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

40 Ramland Road South, Suite 200

Orangeburg, NY 10962

(215) 619-3600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Vineet P. Bedi
Chief Executive Officer

40 Ramland Road South, Suite 200

Orangeburg, NY 10962

(215) 619-3600

Copies to:

Louis A. Bevilacqua, Esq.

BEVILACQUA PLLC

1050 Connecticut Ave., NW, Suite 500

Washington, DC 20036

(202) 869-0888

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective as determined by the selling stockholders.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐		Accelerated filer ☐
Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value (3)	1,857,336	$0.94	$1,745,895.84	$217.36
Common Stock, $0.01 par value (4)	1,938,387	$0.94	$1,822,083.78	$226.85
Totals	3,795,723	$0.94	$3,567,979.62	$444.21

(1)	In accordance with Rule 416(a), the Registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based upon the average of the high and low prices of the registrant’s common stock on the Nasdaq Capital Market on January 19, 2018.

(3)	Represents shares of common stock that will be issued to certain selling stockholders following stockholder approval of such issuance.

(4)	Represents shares of common stock that may be issued upon the conversion of shares of Series B Preferred Stock that have been issued to a selling stockholder.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 23, 2018

3,795,723 Shares

FC Global Realty Incorporated

Common Stock, $0.01 par value

This prospectus relates to 3,795,723 shares of common stock that may be sold from time to time by the selling stockholders named in this prospectus, which includes:

●	1,857,336 shares of common stock that will be issued to certain selling stockholders following stockholder approval of such issuance; and

●	1,938,387 shares of common stock that may be issued upon the conversion of 1,500,000 shares of Series B Preferred Stock that have been issued to a selling stockholder.

The selling stockholders may offer and sell the shares of common stock being offered by this prospectus from time to time in public or private transactions, or both. These sales may occur at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The selling stockholders may sell shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders, the purchasers of the shares, or both. See “Plan of Distribution” for a more complete description of the ways in which the shares may be sold.

We will not receive any proceeds from the sales by the selling stockholders.

Our common stock is traded on the Nasdaq Capital Market under the symbol “FCRE”. On January 19, 2018, the last reported sale price of our common stock on the Nasdaq Capital Market was $0.91.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 10 to read about factors you should consider before you make an investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is      , 2018

This prospectus constitutes part of the registration statement on Form S-3 we filed with the U.S. Securities and Exchange Commission, or the SEC, under the Securities Act of 1933, as amended, or the Securities Act. It omits some of the information contained in the registration statement, including the exhibits to the registration statement, and reference is made to the registration statement for further information with respect to us and the securities being offered by the selling stockholders. The registration statement, including the exhibits, can be read on the SEC’s website or at the SEC’s offices mentioned under the heading “Where You Can Find More Information.” Any statement contained in this prospectus concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the SEC is not necessarily complete, and in each instance, reference is made to the copy of the document as filed.

You should rely only on the information contained or incorporated by reference in this prospectus. Neither we nor the selling stockholders have authorized any other person to provide you with different information. The information contained in this prospectus, and the documents incorporated by reference herein, are accurate only as of the date such information is presented. You should also read this prospectus together with the additional information described under the heading “Where You Can Find More Information.” Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

This prospectus may be amended from time to time to add, update or change information in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus amendment modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus.

We are not, and the selling stockholders are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

i

PROSPECTUS SUMMARY

The following summary contains basic information about our company and the offering by the selling stockholders. It does not contain all of the information that is important to you. We encourage you to carefully read this prospectus in its entirety and the documents to which we refer you.

In this prospectus, unless otherwise specified or the context otherwise requires, references to “we,” “us,” “our,” and “our company” refer to FC Global Realty Incorporated (formerly PhotoMedex, Inc.) and its consolidated subsidiaries.

Our Company

Our company, founded in 1980, is transitioning from its former business as a skin health company to a real estate investment company. We plan to hold investments in a variety of projects, including high value hotels and resort communities, residential developments, and selected commercial properties such as gas station sites, as described further in this prospectus.

Until the recent sale of our consumer products division, we were a global skin health company providing integrated disease management and aesthetic solutions to dermatologists, professional aestheticians and consumers. Starting in 2014, we began to sell off certain business units and product lines and on January 23, 2017, we sold the last remaining major product line, our consumer products division, to ICTV Brands, Inc. Following this transaction, we had only minimal operations and assets, which included our Light and Heat Energy, or LHE, product line, which is of immaterial value to our company. We are in the process of selling the remaining inventory and assets of this business line, after which time we will no longer operate this business.

As a result of the Contribution Transaction described below, we became a real estate investment company for the purpose of investing in a diversified portfolio of quality commercial and residential real estate properties and other real estate investments located throughout the United States and internationally.

We are focused on opportunistic real estate development investments in undervalued properties with solid growth fundamentals. Our core business strategy can be segmented into two primary areas: hospitality-oriented development opportunities; and income generating opportunities in secondary and tertiary markets. Our primary focus is on markets that have not seen the cap-rate compression that primary markets have experienced. We believe that dislocations in the capital markets have prevented quality regional developers from accessing the capital required to bring projects to market, and we intend to fill this void and invest opportunistically through joint ventures, mergers and acquisitions and asset purchases in those secondary markets. Our international asset base has a focus on global hospitality while our domestic focus will target under-value opportunities in retail, hospitality and mixed-use properties. From time to time, we will acquire stabilized cash flowing properties to support our operations as we complete build out of our value add investment assets.

Contribution Transaction

On March 31, 2017, we entered into an Interest Contribution Agreement with First Capital Real Estate Operating Partnership, L.P., or the Contributor, First Capital Real Estate Trust Incorporated, or the Contributor Parent, and FC Global Realty Operating Partnership, LLC, our wholly-owned subsidiary, or the Acquiror. The parties entered into amendments to the Interest Contribution Agreement on August 3, 2017, October 11, 2017 and December 22, 2017. Pursuant to the Interest Contribution Agreement, as amended (which we collectively refer to as the Contribution Agreement), the Contributor contributed certain real estate assets to the Acquiror. In exchange, the Contributor received shares of our common stock and newly designated Series A Convertible Preferred Stock as described below. This transaction, which we refer to as the Contribution Transaction, closed on May 17, 2017.

On the closing date, the Contributor transferred $10 million of assets to the Acquiror, consisting of the following:

●	three vacant land sites slated for development as gas stations located in northern California,

●	a 75% interest in a limited liability company that owns a vacant land site slated for development as a gas station, located in northern California; and

●	a 100% interest in a limited liability company which owns a 17.9133% interest in a limited liability company called Avalon Jubilee LLC that owns property located in Los Lunas, New Mexico being developed as a single family residential development.

The value of the contributed assets was arrived at by the mutual agreement of the parties after analyzing each of the assets in comparison to historical sales of similar land parcels.

The proposed gas station sites are located in Atwater and Merced, California and have an agreed upon value of $2.6 million. With regard to the 75% interest in a limited liability company that owns a vacant land site slated for development as a gas station, there is already a development agreement in place for that property, and we intend to continue that arrangement. We intend to explore our options for the development of the three undeveloped properties.  We may (i) lease a property to a developer who will handle all further development of the property, with our company receiving monthly lease payments from the developer; (ii) engage a contractor to develop a property to a certain level, then lease it to a developer which will handle the final development and leasing of the property, with our company receiving monthly payments from the developer; or (iii) engage a contractor to completely develop a property, then lease it directly to a tenant who will remit monthly lease payments back to us. The option or options selected for these properties will depend upon the types of tenants interested in operating gas stations and/or related ventures on those properties, as well as our capitalization and available financial resources. In these arrangements, the construction and/or management of the properties are or will be handled by third-party firms which specialize in such work.  Therefore, we anticipate that we will not need to hire significant additional personnel to develop, maintain and manage these properties. As for funding for any costs associated with these properties’ development, although we cannot provide any assurance that we will be able to obtain funding, we will seek funding from one or more of the following potential sources funding from third-party investors, funding as a result of loans secured by the properties, or joint-funding arrangements with developers and/or managers of these properties.

The residential development in New Mexico consists of approximately 250, non-contiguous, single family residential lots and a 10,000 square foot club house. The agreed upon value of this property was approximately $7.4 million. This property already has a management and construction arrangement in place.  We are the minority holder in that property, holding a 17.9% interest.  At this time, we and the other owners of that property intend to maintain that management and construction arrangement.

On January 12, 2018, we received a copy of a complaint, dated November 17, 2017, that was filed by Alpha Alpha, LLC in the Thirteenth Judicial District Court in the County of Valencia in the State of New Mexico against Avalon Jubilee, LLC, the holding company that owns the property in Los Lunas, New Mexico, HiTex, LLC, MCBB, LLC, Land Strategies, LLC, Ronald R. Cobb and John Does 1 – 5. The suit asks the court to, among other things, determine whether there have been unauthorized transfers of interest in Avalon Jubilee LLC; and declare who are the holders of interests in Avalon Jubilee LLC. Although the complaint does not name our company or any of its subsidiaries or specifically question our interest in Avalon Jubilee LLC, it raises questions about whether the transfers of interest leading to our acquisition of our interest in Avalon Jubilee LLC were properly made in accordance with the Avalon Jubilee operating agreement. We have begun an internal investigation into this matter and will disclose the results of that investigation once it has been completed.

In exchange for these assets, we issued to the Contributor 879,234 shares of our common stock, which represented approximately 19.9% of our issued and outstanding common stock immediately prior to the closing date, at a per share value of $2.5183, or $2,214,175 in the aggregate. We issued the remaining $7,785,825 of the approximately $10 million consideration to the Contributor in the form of 123,668 shares of our newly designated non-voting Series A Convertible Preferred Stock. Each share of the Series A Convertible Preferred Stock is convertible into 25 shares of our common stock, subject to the satisfaction of certain conditions, including stockholder approval of such conversion.

The number of shares of common stock issued to the Contributor and to be issued upon conversion of the Series A Convertible Preferred Stock was determined by dividing the $10 million value of the assets by $2.5183, a specified price per share value which represents a 7.5% premium above the volume-weighted average price of all on-exchange transactions in our common stock executed on The NASDAQ Stock Market LLC, or Nasdaq, during the forty-three (43) trading days prior to the trading day immediately prior to the public announcement of the transaction by our company and the Contributor Parent on March 31, 2017, as reported by Bloomberg L.P. We believe that the trading price of our common stock at the time of the Contribution Transaction represented the value of our prior medical device business and not our new real estate development business.

The Contribution Agreement contemplated that additional contributions would be made prior to December 31, 2017; however, the Contributor failed to satisfy the conditions precedent to those additional contributions before the December 31, 2017 deadline such that only the closing described above was completed.

Stock Grant Agreement

Under the Contribution Agreement, amounts due to Dr. Dolev Rafaeli and Dennis M. McGrath under their employment agreements, as well as amounts due to Dr. Yoav Ben-Dror for his services as a board member and officer of our foreign subsidiaries, were converted to convertible secured notes in the principal amounts of $3,133,934, $977,666 and $1,515,000, respectively, following approval from our stockholders on October 12, 2017 (which we refer to as the Payout Notes). The Payout Notes were due on October 12, 2018, carried a ten percent (10%) interest rate, payable monthly in arrears commencing on December 1, 2017, and were secured by a security interest in all of our assets pursuant to a security agreement that we entered into with the holders of the Payout Notes on October 12, 2017.

On December 22, 2017, we entered into a stock grant agreement, or the Stock Grant Agreement, with Dr. Dolev Rafaeli, Dennis M. McGrath and Dr. Yoav Ben-Dror (collectively referred to herein as the Note Holders) to (i) cause the early conversion of the Payout Notes into an aggregate of 5,628,291 shares of our common stock (which we refer to as the Payout Shares), (ii) effectuate the release of all security interests associated with the Payout Notes, (iii) provide for the issuance of an aggregate of 1,857,336 additional shares of common stock to the Note Holders as consideration for the various agreements of the Note Holders contained in the Stock Grant Agreement (which we refer to as the Additional Shares), (iv) provide for certain cash payments to the Note Holders in amounts equal to the interest payments that would have been made to the Note Holders absent the conversion of the Payout Notes, (v) obtain the agreement of the Note Holders to provide certain support services to our company, and (vi) obtain the conditional resignation of certain of the Note Holders from our Board of Directors. Accordingly, the Payout Notes were paid in full.

Pursuant to the Stock Grant Agreement, we agreed to make twelve (12) monthly payments on the first of each month commencing on January 1, 2018 in the amounts of $21,328.16, $6,653.56 and $10,310.42 to Messrs. Rafaeli, McGrath, and Ben-Dror, respectively (which we refer to as the Cash Payments). The Cash Payments are consideration for certain consulting services provided by the Note Holders specified in the Stock Grant Agreement.

As promptly as possible following entry into the Stock Grant Agreement, we are required file a proxy statement and hold a special meeting of our stockholders to authorize and approve the issuance of the Additional Shares. We are required to issue the Additional Shares promptly, but in any event within ten (10) days after we obtain stockholder approval of such issuance. As of the date of this prospectus, we have not yet filed such proxy statement.

In furtherance of obtaining such stockholder approval, on December 22, 2017, the Contributor, the Note Holders and certain other significant stockholders of our company, including OFI (as defined under “Private Placement” below), entered into a shareholder voting support and confidentiality agreement, or the Note Holder Voting Agreement, pursuant to which the such stockholders agreed to vote their shares in favor of the transactions contemplated by the Stock Grant Agreement, including the issuance to the Note Holders or their designees of common stock equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance (which we refer to as the Note Holder 20% Proposal), and also agreed to certain transfer restrictions on the securities of our company owned by them. Under the Note Holder Voting Agreement, such stockholders may not transfer or otherwise dispose of any equity securities of our company until the earlier of: (i) the first business day following approval of the Note Holder 20% Proposal by our stockholders, (ii) the mutual written consent of the parties to the Note Holder Voting Agreement, or (iii) December 31, 2018. Such transfer restrictions do not apply to (y) the exercise of any option, warrant or other securities convertible or exchangeable for securities of our company or (z) to any transfer by the Contributor or the Contributor Parent, in each case, to any holder of a security issued by it. The Note Holder Voting Agreement also includes a power of attorney pursuant to which each stockholder designated and appointed our company and its duly authorized officers and agents as its agents and attorney in fact to act on the stockholder’s behalf to execute any proxy relating to any meeting of our stockholders for the purposes set forth in the Note Holder Voting Agreement.

On December 22, 2017, in connection with the Stock Grant Agreement, we entered into a registration rights agreement, or the Note Holder Registration Rights Agreement, with the Note Holders, pursuant to which we agreed to register the Additional Shares under the Securities Act (the Payout Shares were included in a prior registration statement). We agreed to file a registration statement covering the resale of the Additional Shares within 30 days of the Stock Grant Agreement and cause such registration statement to be declared effective under the Securities Act as soon as possible but, in any event, no later than 120 days following the filing date if such registration statement is filed on Form S-3 or 150 days if such registration statement is filed on Form S-1. If such registration statement is not filed or declared effective by the SEC on or prior to such dates, or if after such registration statement is declared effective, without regard for the reason thereunder or efforts therefor, such registration statement ceases for any reason to be effective for more than an aggregate of 30 trading days during any 12-month period, which need not be consecutive, then in addition to any other rights the Note Holders may have under the Note Holder Registration Rights Agreement or under applicable law, we are required to pay to each Note Holder an amount in cash, as partial liquidated damages and not as a penalty, equal to 1.0% of the product obtained by multiplying (x) $1.00 by (y) the number of shares of common stock held by the Note Holder included in the registration statement (such product referred to as the Note Holder Investment Amount); provided that, in no event will we be liable for liquidated damages in excess of 1.0% of the Note Holder Investment Amount in any single month and that the maximum aggregate liquidated damages payable to the Note Holders under the Note Holder Registration Rights Agreement shall be ten percent (10%) of the Note Holder Investment Amount.

Pursuant to the Stock Grant Agreement, Dolev Rafaeli and Dennis M. McGrath resigned from our Board of Directors effective upon the last to occur of (i) receipt of all of the Payout Shares and all of the Additional Shares, (ii) receipt of all of the Cash Payments (either in accordance with the schedule provided in the Stock Grant Agreement or, at our option, in one lump sum on an accelerated basis), and (ii) the date that the Payout Shares and the Additional Shares have been registered for re-sale in accordance with the Note Holder Registration Rights Agreement.

Private Placement

On December 22, 2017, we entered into a securities purchase agreement, or the Purchase Agreement, with Opportunity Fund I-SS, LLC, a Delaware limited liability company, or OFI, under which OFI may invest up to $15,000,000 in our company in a series of closings, in exchange for which OFI will receive shares of our newly designated Series B Preferred Stock at a purchase price of $1.00 per share.

On December 22, 2017, we completed the first closing under the Purchase Agreement, pursuant to which OFI provided $1,500,000 to us in exchange for 1,500,000 shares of Series B Preferred Stock. The proceeds from the first closing will be used for working capital and general corporate purposes.

Under the Purchase Agreement, OFI may, but is not obligated to, make additional investments in one or more subsequent closings until an aggregate amount of $15,000,000 has been invested or the Purchase Agreement has been terminated in accordance with its terms. Proceeds from such subsequent closings shall be used to invest in Income Generating Properties (as defined in the Purchase Agreement) that have been approved by our Board of Directors or as otherwise agreed to between us and OFI in writing prior to such subsequent closings.

The terms of the Series B Preferred Stock are governed by a certificate of designation, or the Certificate of Designation, filed by the Company with the Nevada Secretary of State on December 22, 2017. Pursuant to the Certificate of Designation, we designated 15,000,000 shares of our preferred stock as Series B Preferred Stock. Following is a summary of the material terms of the Series B Preferred Stock:

●	Dividends. Holders of shares of Series B Preferred Stock shall receive cumulative dividends, pro rata among such holders, prior to and in preference to any dividend on our outstanding common stock at the per annum rate of 8% of the Series B Original Issue Price (as defined below). Dividends on each share of Series B Preferred Stock will accrue daily and be cumulative from December 22, 2017 (which we refer to as the Series B Original Issue Date) and shall be payable upon the occurrence of any voluntary or involuntary liquidation, dissolution or winding up of the Company (which we refer to as a Liquidation Event), a conversion or a redemption. The “Series B Original Issue Price” shall mean $1.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock. Holders shall also be entitled to receive dividends on shares of Series B Preferred Stock equal (on an as-if-converted-to-common-stock basis regardless of whether the Series B Preferred Stock is then convertible or otherwise subject to conversion limitations) to and in the same form as dividends actually paid on shares of our common stock when, as and if such dividends are paid on shares of the common stock.

●	Liquidation. In the event of (i) a Liquidation Event or (ii) a merger or consolidation (other than one in which our stockholders own a majority by voting power of the outstanding shares of the surviving or acquiring corporation) or a sale, lease, transfer, exclusive license or other disposition of all or substantially all of our assets (we refer to any such event as a Deemed Liquidation Event), the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of our assets available for distribution to stockholders before any payment shall be made to the holders of our common stock, Series A Convertible Preferred Stock or any other class of securities authorized that is specifically designated as junior to the Series B Preferred Stock (referred to herein as Junior Securities) by reason of their ownership thereof, but pari passu with the holders of shares of any class of securities authorized that is specifically designated as pari passu with the Series B Preferred Stock (referred to herein as the Parity Securities) on a pro rata basis, an amount per share equal to the Series B Original Issue Price, plus any accrued dividends thereon. If upon any such Liquidation Event or Deemed Liquidation Event, our assets available for distribution to stockholders shall be insufficient to pay the holders of shares of Series B Preferred Stock the full amount to which they shall be entitled and the holders of Parity Securities the full amount to which they shall be entitled, the holders of shares of Series B Preferred Stock and the holders of shares of Parity Securities shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. Upon a Liquidation Event or a Deemed Liquidation Event, in the event that following the payment of such liquidation preference we shall have additional cash and other assets of available for distribution to stockholders, then the holders of shares of Series B Preferred Stock shall participate pari passu with the holders of shares of Parity Securities and Junior Securities based on the then current conversion rate (disregarding for such purposes any conversion limitations) with respect to all remaining distributions, dividends or other payments of cash, shares or other assets and property of our company, if any.

●	Voting Rights. On any matter presented to our stockholders for their action or consideration, each holder of Series B Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of common stock into which the shares of Series B Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter (subject to the conversion limitations described below). Except as provided by law or by the other provisions of the Certificate of Designation, the holders shall vote together with the holders of shares of common stock as a single class. However, as long as any shares of Series B Preferred Stock are outstanding, we shall not, without the affirmative vote of the holders of a majority of the outstanding shares of Series B Preferred Stock, or the Requisite Holders, (i) issue any class of equity securities that is senior in rights to the Series B Preferred Stock, (ii) issue any Parity Securities, (iii) alter or change adversely the powers, preferences or rights given to the Series B Preferred Stock or alter or amend the Certificate of Designation, (iv) amend our articles of incorporation or other charter documents in any manner that adversely affects any rights of the holders of Series B Preferred Stock, (v) except pursuant to the redemption provisions of Parity Securities, redeem any shares of our preferred stock or common stock (other than pursuant to employee or consultant agreements giving us the right to repurchase shares at the original cost thereof upon the termination of services and provided that such repurchase is approved by our Board of Directors), or (vi) enter into any agreement with respect to any of the foregoing.

●	Conversion. Each share of Series B Preferred Stock plus accrued, but unpaid, dividends thereon, or the Aggregate Preference Amount, shall be convertible, at any time and from time to time at the option of the holder thereof, into that number of shares of common stock determined by a formula (computed on the date of conversion), (i) the numerator of which is equal to the Aggregate Preference Amount and (ii) the denominator of which is equal to the quotient of the Conversion Price (as defined below) divided by $1.33. The “Conversion Price” for the Series B Preferred Stock shall initially be equal to $1.0658; provided that, on the 45th day following the Series B Original Issue Date, the Company shall calculate the VWAP (as defined in the Certificate of Designation) per share of common stock for the 10 consecutive trading days beginning 30 days after the Series B Original Issue Date, and if such VWAP is less than $1.0658, then the conversion price shall be equal to the VWAP for such period. In addition, upon the earlier to occur of: (i) a Deemed Liquidation Event or (ii) if there has not been a breach or default by us under the Purchase Agreement that has occurred and is continuing, May 31, 2018, each share of Series B Preferred Stock plus accrued, but unpaid, dividends thereon shall be automatically converted into that number of shares of common stock determined by dividing $1.33 by the Conversion Price. Notwithstanding the forgoing, if we have not obtained approval from our stockholders with respect to the issuance of shares upon conversion in excess of 19.99% of the issued and outstanding common stock on the applicable conversion date (which we refer to as the Stockholder Approval), then we may not issue, upon conversion of the Series B Preferred Stock, a number of shares of common stock which, when aggregated with any shares of common stock issued on or after the Series B Original Issue Date and prior to such conversion date, would exceed 19.99% of the issued and outstanding shares of common stock (subject to adjustment for forward and reverse stock splits, recapitalizations and the like) (we refer to such number of shares as the Issuable Maximum). Each holder shall be entitled to a portion of the Issuable Maximum equal to the quotient obtained by dividing (i) the Series B Original Issue Price of such holder’s Series B Preferred Stock by (ii) the aggregate Series B Original Issue Price of all Series B Preferred Stock issued to all holders.

●	Redemption. If (i) there is a breach by us of any of our representations and warranties contained in Sections 3.1(a) (Subsidiaries), 3.1(b) (Organization and Qualification), 3.1(c) (Authorization; Enforcement), 3.1(d) (No Conflicts), 3.1(f) (Issuance of the Shares), 3.1(g) (Capitalization), or 3.1(n) (Taxes) of the Purchase Agreement that has not been cured within 30 days after the date of such breach or (ii) Stockholder Approval has not been obtained by March 31, 2018 (each event being referred to herein as a Redemption Event), then each holder of Series B Preferred Stock may, at its option, require us to redeem any or all of the shares of Series B Preferred Stock held by such holder at a price per share equal to $1.33, plus accrued, but unpaid, dividends through and including the date of such redemption. We must provide a notice, or an Event Notice, to each holder of the occurrence of a Redemption Event of the kind described in (i) above (referred to herein as a Breach Event) as soon as practicable after becoming aware of such Breach Event, but in any event, not later than fifteen (15) days after such Breach Event and such notice shall provide a reasonable description of such Breach Event. A holder must send written notice of redemption, or a Redemption Notice, to us within ninety (90) days after (i) we provide such holder an Event Notice with respect to a Breach Event or (ii) the occurrence of a Redemption Event of the kind described in (ii) above. For the avoidance of doubt, if we do not timely provide an Event Notice, the holder shall nevertheless have the right to deliver a Redemption Notice in connection with any Redemption Event. If a holder fails to send a Redemption Notice on prior to the 90th day after the occurrence of any Redemption Event, then such holder will lose such holder’s right to redemption with respect to the particular Redemption Event, but not any other Redemption Event.

The Purchase Agreement is subject to the usual pre- and post-closing representations, warranties and covenants. In addition, we agreed that, so long as the shares of Series B Preferred Stock purchased by OFI are outstanding, our debt (as defined by U.S. generally accepted accounting principles) shall not exceed 45% of our fixed assets without the prior written consent of the Requisite Holders. Subject to stockholder approval, we also agreed to amend the certificate of designation for our Series A Convertible Preferred Stock to change the conversion price from $2.5183 to $1.12024021352 such that each share of Series A Convertible Preferred Stock will be initially convertible into 56.20 shares of common stock instead of 25 shares of common stock. In addition, we agreed that at any time prior to the termination of the OFI Voting Agreement (as defined below), we shall cause any person who acquires any securities from us or any of our affiliates that, together with all securities held by such acquirer and its affiliates, will own, directly or indirectly, five percent (5%) or more of our outstanding common stock (after giving effect to the right of any such person to convert or exchange securities), to become a party to the OFI Voting Agreement by causing such person, as a condition to the delivery of such securities, to sign a counterpart signature page thereto that joins such person to the OFI Voting Agreement.

We also agreed to nominate two (2) directors to our Board of Directors upon request of OFI. In furtherance thereof, on December 22, 2017, Messrs. Suneet Singal and Darrel C. Menthe delivered resignation letters to our Board of Directors pursuant to which they resigned from the Board of Directors effective automatically on the third (3rd) day following written request to do so from OFI.

As promptly as possible following the first closing, we are also required file a proxy statement and hold a special meeting of our stockholders to authorize and approve the issuance of shares of common stock upon conversion of the Series B Preferred Stock and the amendment to the certificate of designation for our Series A Convertible Preferred Stock describe above. As of the date of this prospectus, we have not yet filed such proxy statement.

In furtherance of obtaining such stockholder approval, on December 22, 2017, OFI entered into a shareholder voting support and confidentiality agreement, or the OFI Voting Agreement, with the Contributor and certain other significant stockholders of our company, including the Note Holders, pursuant to which the such stockholders agreed to vote their shares in favor of the transactions contemplated by the Purchase Agreement, including the issuance to OFI or its designees of common stock upon conversion of its Series B Preferred Stock equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance (which we refer to as the OFI 20% Proposal), and also agreed to certain transfer restrictions on the securities of our company owned by them. Under the OFI Voting Agreement, such stockholders may not transfer or otherwise dispose of any equity securities of our company until the earlier of: (i) the date of termination of the Purchase Agreement in accordance with its terms; (ii) the later of (a) the date that this registration statement becomes effective or (b) the first business day following approval of the OFI 20% Proposal by our stockholders, (iii) the mutual written consent of the parties to the OFI Voting Agreement, or (iv) December 31, 2018. Such transfer restrictions do not apply to the exercise of any option, warrant or other securities convertible or exchangeable for securities of our company, or following stockholder approval of the OFI 20% Proposal, to the following transfers: (i) if the stockholder is a corporation, partnership, limited liability company or other entity, any transfer to an affiliate if such transfer is not for value; or (ii) if the stockholder is an individual, transfers, (a) for nominal consideration or as a gift to any member of such stockholder’s immediate family (defined as the spouse, parents, lineal descendants, the spouse of any lineal descendant, and brothers and sisters) or a trust for the benefit of such stockholder or any member of such stockholder’s immediate family, (b) in connection with estate or tax planning, (c) to non-profit organizations qualified as charitable organizations under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or (d) upon the death of such stockholder pursuant to a will or other instrument taking effect upon the death of such stockholder, or pursuant to the applicable laws of descent and distribution to such stockholder’s estate, heirs or distributes. The restrictions also do not apply to any transfer by the Contributor or the Contributor Parent, in each case, to any holder of a security issued by it. The OFI Voting Agreement also includes a power of attorney pursuant to which each stockholder designated and appointed our company and its duly authorized officers and agents as its agents and attorney in fact to act on the stockholder’s behalf to execute any proxy relating to any meeting of our stockholders for the purposes set forth in the OFI Voting Agreement.

As a condition to the first closing, we entered into a registration rights agreement, or the OFI Registration Rights Agreement, with OFI, pursuant to which we agreed to register all shares of common stock that may be issued upon conversion of the Series B Preferred Stock, or the Registrable Securities, under the Securities Act. We agreed to file a registration statement covering the resale of such Registrable Securities within 30 days of the first closing and cause such registration statement to be declared effective under the Securities Act as soon as possible but, in any event, no later than 120 days following the filing date if such registration statement is filed on Form S-3 or 150 days if such registration statement is filed on Form S-1. If such registration statement is not filed or declared effective by the SEC on or prior to such dates, or if after such registration statement is declared effective, without regard for the reason thereunder or efforts therefor, such registration statement ceases for any reason to be effective for more than an aggregate of 30 trading days during any 12-month period, which need not be consecutive, then in addition to any other rights the holders of Series B Preferred Stock may have under the OFI Registration Rights Agreement or under applicable law, we shall pay to each holder an amount in cash, as partial liquidated damages and not as a penalty, equal to 1.0% of the product obtained by multiplying (x) the Series B Original Issue Price by (y) the number of shares of Registrable Securities held by the holder (such product referred to herein as the Investment Amount); provided that, in no event will we be liable for liquidated damages in excess of 1.0% of the Investment Amount in any single month and that the maximum aggregate liquidated damages payable to the holders under the OFI Registration Rights Agreement shall be ten percent (10%) of the Investment Amount.

Under the Purchase Agreement, we also agreed to indemnify and hold OFI and its successors and permitted assignees (collectively referred to herein as the Investor Indemnified Parties) harmless from, any and all Damages (as defined below) incurred or suffered by such Investor Indemnified Party arising out of any inaccuracy or other breach of any representation or warranty of our company in any of the Transaction Documents (as defined in the Purchase Agreement) or any breach of covenant or agreement made by us in any of the Transaction Documents. “Damages” means the amount of (i) the sum of the aggregate amount of all damages, losses, liabilities and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses) in connection with any action, suit or proceeding whether involving a third party claim or a claim solely between the parties, but excluding any incidental, indirect or consequential damages, losses, liabilities or expenses; (ii) multiplied by the Indemnity Gross Up Factor. The “Indemnity Gross Up Factor” is equal to X divided by Y, where X is equal to 1 and Y is equal to 1 minus a fraction, the numerator of which is equal to the number of shares of common stock held by OFI, determined and on a fully diluted basis assuming the full conversion of shares of Series B Preferred Stock that OFI is then entitled to convert; and the denominator of which is the number of shares of common stock determined on a fully diluted basis. Notwithstanding the foregoing, no Investor Indemnified Party shall be entitled to indemnification unless and until the aggregate Damages incurred in respect of all claims collectively exceeds $50,000 whereupon Investor Indemnified Parties shall only be entitled to indemnification for all such Damages in excess of such $50,000 threshold.

The Purchase Agreement may be terminated by the written agreement of us and OFI, or by us or OFI if the final closing does not take place prior to December 31, 2018.

Organizational Chart

The following chart depicts our organizational structure following the Contribution Transaction.

Corporate Information

Our executive offices are located at 40 Ramland Road South, Suite 200, Orangeburg, NY 10962, and our telephone number is (215) 619-3600. Our corporate website is located at www.photomedex.com. We make available free of charge through our corporate Internet website our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus.

The Offering

Securities offered

This prospectus relates to 3,795,723 shares of common stock that may be sold from time to time by the selling stockholders named in this prospectus, which includes:

●     1,857,336 shares of common stock that will be issued to the Note Holders following stockholder approval of such issuance; and

●     1,938,387 shares of common stock that may be issued upon the conversion of 1,500,000 shares of Series B Preferred Stock that have been issued to OFI.

Common stock outstanding	10,925,791 shares (as of January 19, 2018).

Use of proceeds	The selling stockholders will receive all of the proceeds from the sale of the shares offered for sale under this prospectus. We will receive none of the proceeds from the sale of the shares by the selling stockholders. See “Use of Proceeds” below.

Risk factors	Investing in our securities involves a high degree of risk and purchasers of our securities may lose their entire investment. See “Risk Factors” below and the other information included elsewhere in this prospectus for a discussion of factors you should carefully consider before deciding to invest our securities.

Trading market	Our common stock is traded on the Nasdaq Capital Market under the symbol “FCRE”.

The number of shares of our common stock outstanding as of January 19, 2018 does not include:

●	226,978 shares of common stock issuable upon exercise of options issued under our equity incentive plans;

●	240,018 shares of common stock available for future issuance under our Amended and Restated 2000 Non-Employee Director Stock Option Plan;

●	an aggregate of 1,002,912 shares of common stock that we have agreed to issue to Vineet P. Bedi, our new Chief Executive Officer, and Matthew Stolzar, our new Chief Financial Officer and Chief Investment Officer, upon approval of our stockholders of an expansion of our Amended and Restated 2005 Employee Stock Option Plan or the adoption of a new stock plan;

●	1,000,000 shares of common stock that we have agreed to issue to Suneet Singal, our former Chief Executive Officer, 333,333 shares of which will be issued as soon as possible, 333,333 shares of which will be issued on December 22, 2018 and 333,334 shares of which will be issued on December 22, 2019;

●	3,091,700 shares of common stock that may be issued upon the conversion of outstanding shares of Series A Convertible Preferred Stock;

●	1,857,336 shares of common stock that will be issued to the Note Holders following stockholder approval of such issuance; and

●	1,938,387 shares of common stock that may be issued upon the conversion of shares of Series B Preferred Stock that have been issued to OFI.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risk factors discussed below, together with all the other information contained in any of our filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act incorporated by reference into this prospectus, before deciding whether to purchase any of the securities being offered by this prospectus. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities, and the occurrence of any of these risks might cause you to lose all or part of your investment.

Risks Relating to Our Real Estate Investment Business

We have initiated an internal investigation into the validity of our subsidiary’s 17.9133% ownership interest in Avalon Jubilee LLC, the owner of property located in Los Lunas, New Mexico. If our investigation ultimately determines that issues exist relating to the validity of our ownership interest in Avalon Jubilee LLC, our financial condition will be materially adversely affected.

On January 12, 2018, we received a copy of a complaint, dated November 17, 2017, that was filed by Alpha Alpha, LLC in the Thirteenth Judicial District Court in the County of Valencia in the State of New Mexico against Avalon Jubilee, LLC, the holding company that owns the property in Los Lunas, New Mexico, HiTex, LLC, MCBB, LLC, Land Strategies, LLC, Ronald R. Cobb and John Does 1 – 5. The suit asks the court to, among other things, determine whether there have been unauthorized transfers of interest in Avalon Jubilee LLC; and declare who are the holders of interests in Avalon Jubilee LLC. Although the complaint does not name our company or any of its subsidiaries or specifically question our interest in Avalon Jubilee LLC, it raises questions about whether the transfers of interest leading to our acquisition of our interest in Avalon Jubilee LLC were properly made in accordance with the Avalon Jubilee operating agreement. We have begun an internal investigation into the validity of our ownership interest in Avalon Jubilee LLC and will disclose the results of that investigation once it has been completed. Accordingly, we may be required to engage in costly litigation to validate our interest in Avalon Jubilee LLC. Alternatively, a court may ultimately determine that we do not own such interest in which our financial condition will be materially adversely affected as we will no longer be the owner of what we believe is a material asset of ours and be left only with potential claims against the transferors of such assets, which may not result in a full recovery of our losses. Either costly litigation or the loss of a material asset and the inability to fully recover such loss through lawsuits against the transferees of our interest in Avalon Jubilee LLC would have a material adverse effect on our financial condition and prospects.

We are entering into a new business line and, therefore, there is only a limited history upon which investors can evaluate our performance and our future business prospects.

We have entered into the Contribution Agreement with the Contributor and the Contributor Parent, pursuant to which the Contributor has contributed real estate assets to our company.  This Contribution Agreement represents a new business line for our company, which has no experience in the real estate sector.  We will be relying on the experience of our management team for the operation and development of this business line.  As a result, our business will be subject to the substantial risks which are found in the early stages of a new business venture operating in the competitive real estate industry.  Our future growth and development prospects must be evaluated in light of the risks, expenses and difficulties encountered by all companies in such situations, and in particular those companies which operate a business, such as real estate investment, in competitive environments that can be greatly affected by changes in economic conditions.

We may not be able to successfully integrate the acquired real estate business.

A successful integration of the operations of the real estate development business into our company will require that we devote significant management attention and resources to integrating our business practices, operations, and support functions into a public company structure. The challenges we may encounter include preserving customer, supplier, and other important relationships, addressing differences in business cultures, preserving employee morale, and retaining key employees while maintaining focus on meeting our operational and financial goals and the real estate development business, and adequately addressing other business integration issues.  The process of integrating a real estate development business, the diversion of management’s attention from other business efforts, and any subsequent delays in the integration process, could adversely affect our business and financial performance and the market price of our stock.

We are subject to demand fluctuations in the real estate industry. Any reduction in demand could adversely affect our business, results of operations, and financial condition.

Demand for properties similar to those owned by us and expected to be owned by us is subject to fluctuations that are often due to factors outside our control.  We are not able to predict the course of the real estate markets or whether the current favorable trends in those markets can, or will, continue.  In the event of an economic downturn, our results of operations may be adversely affected, and we may incur significant inventory impairments and other write-offs, a major decline in our gross margins from past levels, and substantial losses from operations of this business.

Adverse changes in economic conditions in markets where our real estate investments are or may be made and where prospective purchasers and utilizers of these properties live could reduce the demand for and utilization of these properties and, therefore, adversely affect our operations and financial condition.

The real estate investment business in which we have become involved as a result of our signing of the Contribution Agreement will be conducted in the United States and may also be conducted in various global locales.  Adverse changes in economic conditions in these markets, and in the markets where prospective purchasers and utilizers of our to-be-acquired properties live, could negatively impact those properties and their profitability.  Unfavorable changes in job growth, employment levels, consumer income and spending patterns, a decline in consumer confidence, increases in interest rates, and an oversupply of similar properties, could reduce the demand, and depress the prices we may ask, for these properties, resulting in lower sales and income from these properties and a negative impact on our results of operations and financial condition.

Adverse weather conditions, natural disasters, and other unforeseen and/or unplanned conditions could disrupt our real estate developments.

Adverse weather conditions and natural disasters, such as hurricanes, tornadoes, earthquakes, floods, droughts, and fires, could have serious impacts on our ability to develop and market individual real estate offerings.  Properties that we look to acquire may also be affected by unforeseen planning, engineering, environmental, or geological conditions or problems, including conditions or problems which arise on third party properties adjacent to or in the vicinity of properties which we expect to own and which may result in unfavorable impacts on our prospective properties.  As our proposed real estate investments are located in multiple countries, with differing climates and geological characteristics, each property will face different known and unknown risks.  Any adverse event or circumstance could cause a delay in, prevent the completion of, or increase the cost of, one or more of these properties expected to be developed and brought to market by us, thereby resulting in a negative impact on our operations and financial results.

If the market value of our real estate investments decreases, our results of operations will also likely decrease.

The market value of each real estate investment will depend on market conditions both locally and globally.  We expect to acquire land for each expansion into a new market at a cost based upon then-current economic conditions.  If local and/or global economic conditions deteriorate, or if the demand for such properties decreases below the levels anticipated at the time of acquisition of a property, we may not be able to make a profit on such property comparable to those profits made by the Contributor and the Contributor Parent in the past. As a result of declining economic conditions, we may experience lower than anticipated or forecast results or profits, and/or may not be able to recover our costs of a project when a property is brought to market.

We rely on subcontractors to construct each property, and on building supply companies to provide components for each property’s construction. The failure of one or more of these subcontractors to properly construct these facilities, or any defects in the components obtained from building supply companies, could adversely affect these properties, and thus our operations.

We engage and rely on subcontractors to perform the actual construction of the buildings upon each property we purchase.  Also, we purchase the components used in our construction projects from third party independent building supply companies.  We utilize industry standard quality control programs, but despite these programs, we may find that subcontractors are utilizing improper construction practices or the components purchased from building supply companies do not perform as specified in the project’s plans.  We may also find that our subcontractors are inadequately capitalized or have insufficient staffing to undertake the required work.  In such events, we may incur substantial additional costs to repair substandard construction at our properties, to comply with the plans and local legal requirements. The cost of satisfying local legal building code obligations may be significant, and we may not be able to recover these costs from our subcontractors, suppliers and/or their respective insurers.

Legal challenges or governmental regulations may delay the start or completion of construction on our projected real estate ventures, increase our expenses, or limit our construction activities, which could have a negative impact on operations.

Each of our current and future real estate developments may experience a delay and/or increased expenses in construction, marketing and/or operation due to legal challenges to the development.  These challenges may be brought by private parties or by governmental authorities, resulting in delays in the start or completion of each project’s construction or requiring changes to the design or construction of each development.  Any delay or change in a development’s construction would result in increased expenses to us in the development of the property, which could in turn negatively impact our financial results with respect to that development and with respect to our overall operations.

Numerous governmental authorities are typically involved in each new development project, and such authorities have broad discretion in exercising their approval authority.  Various local, state, and federal statutes, ordinances, rules, and regulations concerning building, zoning, sales, and similar matters apply to and/or affect the real estate development industry and govern matters including construction, marketing, sales, operation, lending, and other activities concerning each development.  In the United States, there have been numerous changes in regulations that limit the availability or use of land, including regulations which limit growth in certain communities, the use of utilities including water and sewer outlets, road construction and utilization, and other related matters.  Each jurisdiction in which we expect to invest in real estate development will have different and varying levels of regulation which must be taken into account when planning and implementing such developments.  For example, we may be required to change or modify our plans due to alterations in local planning or laws.  As a result, we could incur substantial costs related to compliance with legal and regulatory requirements with regard to each real estate development, negatively impacting our business by causing delays, increasing costs, or limiting our ability to operate in those locations.

If a development project experiences increased costs or shortages of labor or components, or other circumstances beyond our control, there could be delays or increased costs in developing such project, which could negatively impact our finances and operating results.

We may invest in real estate development projects in a number of countries and regions, including the United States.  Each project may be negatively impacted by local circumstances beyond our control, including labor shortages, disputes and work stoppages, union organizing activities, price changes and delays in availability of building materials and components, and a lack of adequate utility and road infrastructure and services. Any change in these circumstances could delay the start or completion of, or increase the cost of, one or more developments.  We may not be able to recover any additional such costs through an increase in the prices for our properties, and therefore our operating results may be negatively affected.

Changes in tax laws, taxes or fees may increase the cost of each development, and such changes could adversely impact our finances and operational results.

Each development project will be subject to different tax laws, tax levies and governmental fees, depending upon its geographic location.  Any increase or change in such laws, taxes, or fees, including real estate property taxes, and fees to fund schools, open space, utility and road improvements, could increase the cost of a development and thus have an adverse effect on our operations.   Such changes could also negatively impact potential and/or actual users and purchasers of a development because potential buyers may factor such changes into their decisions to utilize or purchase a property.

We will incur significant advance costs in each real estate development before that development begins to generate revenue from sales and/or public usage, and as a result, we may not recover our costs in whole or in part, may recover those costs slower than originally anticipated, or may incur higher costs as a result of any delays in completion of a project, resulting in an adverse impact to our operating results.

We expect to make a number of significant cash outlays for each real estate development before the construction on that development begins, and considerably before any development begins to generate revenue. Such cash outlays will include expenditures to buy, rent, lease or otherwise acquire land, to plan, design and develop a property, to conduct site studies as necessary for development, to provide basic utility and infrastructure access to a property, to obtain permits, licenses, and other required regulatory approvals, to post surety bonds and such other construction guarantees as required by law, and to actually construct the project building(s) and to fully develop a property.  These processes can take up to several years before a development is completed and ready to generate any revenue for us.  The time to complete each development will vary, based on local geographic conditions, legal requirements, regulatory and community concerns, the ability to obtain required construction materials and labor, and other factors that may be unique to each project.  We will face the risk that, during construction, demand for a project may change, alter or decline, and we may be forced to take steps to adjust to these changes in demand, including altering a project and its scope, and selling the property at lower than anticipated or planned prices or at prices that generate lower profit margins or losses.  Inflation, economic changes or downturns, asset carrying costs (including interest on funds that are used to acquire land and/or construct a building) may also be generated and may be significant.  As a result of these factors, we may experience adverse impacts on our operating results, and if a development experiences a significant decline in value, we may also be required to recognize material write-downs of the book value of a project building in accordance with U.S. generally accepted accounting principles.

The real estate industry is highly competitive and if other property developers are more successful or offer better value to customers, our business could suffer.

The real estate industry is highly competitive, regardless of locale, and we will face competitors in each location where we develop, construct, market, sell and/or operate real estate ventures.  Competitors will range from small local companies to large international conglomerates with financial resources much greater than those of our company.  We have to compete in each market for land, raw materials, construction components, financing, environmental resources, utilities, infrastructure, labor, skilled management, governmental permits and licensing and other factors critical to the successful development of each project.  We compete against both new and existing developments and developers.  Any increase in or change to any competitive factor could result in our inability to begin or complete development of a project in a timely manner, increased costs for the design, development and completion of a project, and/or higher costs and/or lower revenues from the marketing, sales and/or operation of a development.  As a result, we may experience lower revenue and decreased profits due to these factors, impacting our operations and our overall financial results.

Future terrorist activity and/or international instability could adverse impact our real estate developments and financial operations.

We expect to operate real estate developments in a variety of locales, including the United States.  A terrorist attack against the United States or other foreign country, an increase in terroristic threats or suspected activity, and/or an increase in domestic or international instability, whether or not located in a country in which we have real estate assets, could significantly affect our business by slowing, delaying or halting construction of real estate developments, increasing the cost of such developments, and/or reducing the sales and/or usages of such properties, thereby adversely affect our business.

We may incur environmental liabilities with respect to our development projects.

The properties we will target for investment will be subject to a variety of local, state and federal statutes, ordinances, rules and regulations concerning the protection of health and the environment. The particular environmental laws that apply to any given community vary greatly according to the community site, the site’s environmental conditions and the present and former use of the site. Environmental laws may result in delays, may cause us to incur substantial compliance and other costs and may prohibit or severely restrict development in certain environmentally sensitive regions or areas. Furthermore, under various federal, state and local laws, ordinances and regulations, an owner of real property may be liable for the costs or removal or remediation of certain hazardous or toxic substances on or in such property. Such laws often impose such liability without regard to whether we knew of, or were responsible for, the presence of such hazardous or toxic substances. The cost of any required remediation and our liability therefor as to any property are generally not limited under such laws and could exceed the value of the property and/or the aggregate assets of our company. The presence of such substances, or the failure to properly remediate contamination from such substances, may adversely affect our ability to sell the real estate or to borrow using such property as collateral.

If we fail to diversify our real estate investment portfolio, downturns relating to certain geographic regions, types of assets, industries or business sectors may have a more significant adverse impact on our income and assets than if we had a diversified development property portfolio.

We are not required to observe specific diversification criteria. Therefore, our target portfolio may at times be concentrated in certain asset types that are subject to higher risk of foreclosure, or secured by assets concentrated in a limited number of geographic locations. To the extent that our real estate portfolio will be concentrated in limited geographic regions, types of assets, industries or business sectors, downturns relating generally to such region, type of asset, industry or business sector may result, for example, in tenants defaulting on their lease obligations at a number of properties within a short time period, which may reduce future projected net income and the value of our publicly traded securities and, accordingly, adversely affect our business and prospects.

Our co-venture partners, co-tenants or other partners in co-ownership arrangements could take actions that decrease the value of an investment to us and lower our valuation.

Certain of the development properties could involve joint ventures, tenant-in-common investments or other co-ownership arrangements with third parties having investment objectives that are may or may not be similar to those of our company for the acquisition, development or improvement of properties, as well as the acquisition of real estate-related investments. We also may purchase and develop properties in joint ventures or in partnerships, co-tenancies or other co-ownership arrangements with the sellers of the properties, affiliates of the sellers, developers or other persons. Such investments may involve risks not otherwise present with other forms of real estate investment, including, for example:

●	the possibility that a co-venturer, co-tenant or partner in an investment might become bankrupt;

●	the possibility that the investment may require additional capital that we or our partner do not have, which lack of capital could affect the performance of the investment or dilute our interest if the partner were to contribute our share of the capital;

●	the possibility that a co-venturer, co-tenant or partner in an investment might breach a loan agreement or other agreement or otherwise, by action or inaction, act in a way detrimental to us or the investment;

●	that such co-venturer, co-tenant or partner may at any time have economic or business interests or goals that are or that become inconsistent with the business interests or goals of our company;

●	the possibility that we may incur liabilities as the result of the action taken by our partner or co-investor;

●	that such co-venturer, co-tenant or partner may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives; or

●	that such partner may exercise buy/sell rights that force us to either acquire the entire investment, or dispose of our share, at a time and price that may not be consistent with our investment objectives.

Any of the above might subject a property to liabilities in excess of those contemplated and thus reduce our returns on that investment.

Uninsured losses relating to real property or excessively expensive premiums for insurance coverage may adversely affect the value of your stock.

The nature of the activities at certain properties could expose us and our operators to potential liability for personal injuries and, in certain instances, property damage claims. For instance, there are types of losses, generally catastrophic in nature, such as losses due to wars, acts of terrorism, earthquakes, pollution, environmental matters or extreme weather conditions such as hurricanes, floods and snow storms that are uninsurable or not economically insurable, or may be insured subject to limitations, such as large deductibles or co-payments. Insurance risks associated with potential terrorist acts could sharply increase the premiums we will pay for coverage against property and casualty claims. Mortgage lenders generally insist that specific coverage against terrorism be purchased by commercial property owners as a condition for providing mortgage, bridge or mezzanine loans. It is uncertain whether such insurance policies will be available, or available at reasonable cost, which could inhibit our ability to finance or refinance our planned to-be-acquired properties. In such instances, we may be required to provide other financial support, either through financial assurances or self-insurance, to cover potential losses. We cannot assure you that it will have adequate coverage for such losses. If any of our properties incurs a casualty loss that is not fully covered by insurance, the value of our assets will be reduced by the amount of any such uninsured loss. In addition, other than the capital reserve or other reserves we may establish, we do not expect to have any contingent sources of funding in place to repair or reconstruct any uninsured damaged property, and we cannot assure you that any such sources of funding will be available to us for such purposes in the future. Also, to the extent we must pay unexpectedly large amounts for insurance, we could suffer reduced earnings that would result in a decreased value attributed to our publicly traded stock.

We could face losses with respect to abandoned predevelopment costs.

The development process inherently requires that a large number of opportunities be pursued with only a few being developed and constructed. We may incur significant costs for predevelopment activity for projects that are abandoned that directly affect our results of operations. We expect to institute procedures and controls that are intended to minimize this risk, but it is likely that there will be predevelopment costs charged to expense on an ongoing basis.

We may not have adequate financing to fund our future property acquisitions and project developments, and such capital resources may not be available to us on commercially reasonable terms, or at all.

The implementation of our new business plan including the prospective acquisition of development properties and the completion of construction projects on such properties will involve considerable sums of capital. We currently do not have any such capital and will be required to raise acquisition, construction and related funds in the future on a project by project basis. We may not be successful in our efforts to raise such funds, or capital that we can acquire may not be reasonably priced. In such a case, we may not be able to successfully effect our new business plan. Such a failure would have a material adverse effect on our financial results, our future business prospects and our public market stock valuation.

Risks Relating to Our Business Generally

Our financial condition as of September 30, 2017 raises substantial doubt about our ability to continue as a going-concern.

As of September 30, 2017, we had an accumulated deficit of $119,501,656. To date, and subsequent to the recent sale of our last significant business unit, we have dedicated most of our financial resources to general and administrative expenses. At present, we are not generating any revenues from operating activities.

Cash and cash equivalents as of September 30, 2017 were $1,004,985, including restricted cash of $250,374. We have historically financed our activities with cash from operations, the private placement of equity and debt securities, borrowings under lines of credit and, in the most recent periods with the sale of certain assets and business units.

On March 31, 2017, we entered into the Contribution Agreement with the Acquiror and the Contributor and the Contributor Parent, under which certain real estate investment properties were contributed to our company in exchange for the issuance of our capital stock. Closing of the Contribution Agreement occurred on May 17, 2017. However, the assets assumed in such contribution do not represent a business and are not producing cash flows and/or revenues.

On December 22, 2017, we completed the first closing under the Purchase Agreement, pursuant to which OFI provided $1,500,000 to us in exchange for 1,500,000 shares of Series B Preferred Stock. The proceeds from the first closing will be used for working capital and general corporate purposes.

There are no assurances that we will be able to obtain an adequate level of financial resources required for the short and long-term support of our operations or that we will be able to obtain additional financing as needed, or meet the conditions of such financing, or that the costs of such financing may not be prohibitive.

In light of our recent operating losses and negative cash flows, there is no assurance that we will be able to continue as a going concern.

If we need to raise additional funds to pursue our growth strategy or continue our operations, we may be unable to raise capital when needed.

From time to time, we may seek additional equity or debt financing to make acquisitions or other investments, to provide for capital expenditures, finance working capital requirements, continue our expansion, or increase liquidity. In addition, if our business plans change, general economic, financial or political conditions in our markets change, or other circumstances arise that have a material negative effect on our cash flow, the anticipated cash needs of our business as well as our conclusions as to the adequacy of our available sources of capital could change significantly.

Any of these events or circumstances could result in significant additional funding needs, requiring us to raise additional capital, and we cannot predict the timing or amount of any such capital requirements at this time. If financing is not available on satisfactory terms, or at all, we may be unable to expand our business at the rate desired and our results of operations may suffer.

We are dependent upon dividends from our subsidiaries to meet our financial obligations.

We are a holding company and our principal assets are the equity interests we hold in our subsidiaries, which own, either directly or indirectly through their subsidiaries, our real estate assets. As a result, we depend on dividends and other payments from our subsidiaries to generate the funds necessary to meet our financial obligations. Our existing subsidiaries are legally distinct from us and may be significantly restricted from paying dividends or otherwise making funds available to us pursuant to the agreements governing their financing arrangements. In addition, their ability to make payments to us will also depend on their earnings, business, tax considerations and legal restrictions, including applicable state corporate laws. We cannot assure you that the agreements governing our current and future indebtedness of our subsidiaries, applicable laws or state regulation will permit our subsidiaries to provide us with sufficient dividends, distributions or loans to fund payments to meet our financial obligations.

If we fail to manage our growth effectively, our businesses could be disrupted which could harm our operating results.

We expect to experience growth in our business, both organically and through acquisitions. We expect to make significant investments to enable our future growth. Such growth may place a strain on our management and operations. Our ability to manage this growth will depend upon, among other factors, our ability to broaden our management team; our ability to attract, hire, train, motivate and retain skilled employees; and the ability of our officers and key employees to continue to implement and improve our operational, financial and other systems. Our future success is heavily dependent upon achieving such growth. Any failure to effectively manage future growth could have a material adverse effect on our business, results of operations and financial condition.

We have outstanding litigation which we may not be able to settle, or which we may not be able to settle on terms favorable to us.

We are involved in certain litigation relating to our former businesses, including a suit brought by a consumer regarding the no!no! product. We intend to vigorously defend claims brought against us, and to prosecute such suits to recoup sums owed to us. However, we may seek to settle such matters in order to avoid excessive legal fees and costs and the lengthy time such litigation may require in order to reach a resolution. However, there is no guarantee that we may be able to reach a settlement or resolution of such litigation, or that such a settlement or resolution will be reached in a manner that is advantageous to us, and in such cases we will need to proceed with litigation. Regardless of its outcome, litigation may result in substantial costs and expenses, and significantly divert the attention of management. There can be no assurance that we will be able to prevail in, or achieve a favorable settlement of, pending matters. In addition to the pending matters, future litigation, government proceedings, labor disputes, or environmental matters could lead to increased costs or interruption of our normal business operations, which could involve a costly and lengthy draw upon our resources and could result in a resolution to the litigation which may be detrimental to us.

We are the subject of certain tax audits which may not be resolved without impacting our operations.

We have in the past, and are currently, the subject of certain audits by state agencies for various tax matters including sales and use and corporate income taxes, and unclaimed property reporting. While past audits have been resolved without significant impact upon us or our operations, there is no guarantee that future audits will be resolved in a manner that is satisfactory to us or that has no material impact upon our operations. Such results could include the payment of assessments which could impact our remaining resources and affect our ability to continue our operations in the existing manner.

We depend on our executive officers and key personnel to implement our business strategy and could be harmed by the loss of their services and the inability to attract personnel for these positions.

We believe that our growth and future success will depend in large part upon the skills of our key management, technical and scientific personnel. Certain members of our management staff as well as other key employees may voluntarily terminate their employment with us at any time, with or without notice. There is substantial competition for personnel in the industries in which we operate, and we may face increased competition for such employees, resulting in the need to compensate these personnel at a higher-than-anticipated rate, a delay in replacing such personnel and integrating them into our operations, and the possibility that we may be unable to attract and retain these personnel. The loss of the services of key personnel, or the inability to attract and retain additional qualified personnel, could result in delays to product development or approval, loss of sales and diversion of management resources, and may have an adverse effect on our business and our ability to grow that business.

In particular, our success depends in part upon the continued service and performance of Mr. Vineet P. Bedi, our Chief Executive Officer, and Mr. Matthew Stolzar, our Chief Financial Officer and Chief Investment Officer. We have fixed-term employment agreements with Messrs. Bedi and Stolzar; however, there are no assurances that the services of these individuals will be available to us for any specified period of time. The loss of the services of one or both of these officers could adversely affect our ability to develop and expand our business.

Additionally, we do not currently maintain “key person” life insurance on the lives of Messrs. Bedi and Stolzar, our other executives or any of our employees. Our lack of insurance means that we may not have adequate compensation for the loss of the services of our key employees, which could affect our ability to maintain the level of services formerly provided by those persons.

In our industry, there is substantial competition for key personnel in the regions in which we operate and we may face increased competition for such employees. If we are unable to attract key personnel in a timely manner, including key personnel who have critical industry experience and relationships in the regions in which we operate, it may have an adverse effect on our business and our ability to drive growth.

Our ability to use our net operating loss carryforwards to offset future taxable income for U.S. federal income tax purposes may be limited as a result of “ownership changes” of our company caused by the Contribution Transaction. In addition, the amount of such carryforwards could be subject to adjustment in the event of an examination by the Internal Revenue Service.

If a corporation undergoes an “ownership change” under Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, as a result of the acquisition, the amount of our pre-change net operating losses, or NOLs, that may be utilized to offset future taxable income will be subject to an annual limitation. In general, an ownership change occurs if the aggregate stock ownership of certain stockholders increases by more than 50 percentage points over such stockholders’ lowest percentage ownership during the applicable testing period (generally three years). The annual limitation generally is determined by multiplying the value of the corporation’s stock immediately before the ownership change by the applicable long-term tax-exempt rate. Any unused annual limitation may, subject to certain limits, be carried over to later years, and the limitation may under certain circumstances be increased by recognized built-in gains or reduced by recognized built-in losses in the assets held by the corporation at the time of the ownership change. Similar rules and limitations may apply for state income tax purposes.

Our NOLs, which for federal income tax purposes expire over the next 20 years, may be subject to an annual limitation under Section 382 of the Code as a result of the completion of the Contribution Transaction.  Consequently, our ability to utilize our pre-change NOLs may be subject to an additional layer of limitations imposed by Section 382 of the Code. The amount of the NOL carryforwards is subject to review and audit by the Internal Revenue Service and there can be no assurance that the benefit of such NOL carryforwards will be fully realized.

We are analyzing the tax implications of the ownership of our inactive subsidiaries in Israel and Europe, including the tax implications of dissolving or otherwise disposing of such subsidiaries.  As a result of the application of Israeli and/or European tax laws, the dissolution or other disposition of these subsidiaries may result in a significant tax in such foreign jurisdictions and/or a significant tax in the United States which may not be covered by our NOLs or result in the loss of our NOLs.

Certain of our subsidiaries, both in the United States and in foreign jurisdictions, are participants in intercompany loans which originated at one of the foreign jurisdiction subsidiaries.  Late in 2017, that jurisdiction imposed a new tax upon the outstanding balances of intercompany loans held by companies in their jurisdictions.  Unless those loans were repaid in full, or steps were taken to close the subsidiaries holding those loans, the foreign subsidiary could incur a tax liability as a result of holding those open loans.  The subsidiary companies are not in a position to repay those loans in full.  We and our subsidiaries’ boards are examining how best to proceed, but to either repay a loan, or to default and have the loan forgiven, could result in income being imputed to that subsidiary in the United States.  While we and various subsidiaries hold large amounts of NOLs on a Federal level, the use of certain of those losses is restricted under Section 382 of the Code as a result of past changes of control of our company, and the transactions which occurred during 2017 may impose further restrictions on the use of these NOLs should those transactions have resulted in a change of control during 2017.  Accordingly, we may be subject to significant and unexpected tax liability in Israel, Europe and/or the United States and such liability would have a material and adverse effect on our financial condition and prospects.

The Contribution Transaction may not qualify for special tax treatment, for example, as a tax-free reorganization for U.S. federal income tax purposes, resulting in certain stockholders’ recognition of taxable gain or loss in respect of their stock.

There is currently no opinion as to whether the Contribution Transaction will qualify for special tax treatment, as, for example, a tax-free reorganization for U.S. federal income tax purposes. Moreover, there is no requirement we take all actions to ensure that the Contribution Transaction so qualifies and, therefore, no assurance can be given that the Contribution Transaction will qualify for any certain tax treatment, including as a tax-free reorganization, or that the Internal Revenue Service or the courts will not assert that the Contribution Transaction fails to qualify as such. If the Contribution Transaction does not qualify as a tax-free reorganization, some holders of stock may be required to recognize gain or loss or incur other taxable consequences as a result of the Contribution Transaction.

Risks Relating to this Offering and the Market for Our Common Stock Generally

Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard

On September 28, 2017, we received formal notice that the Nasdaq Listing and Hearing Review Council, or the Listing Council, had granted our request for the resumption of trading of our common stock on the Nasdaq Capital Market, which took effect with the open of the market on October 2, 2017.

The Listing Council’s determination to continue our listing and resume trading of our common stock on Nasdaq followed the Listing Council’s conclusion that the Nasdaq Hearings Panel, or the Panel, erred when it determined to delist our securities from Nasdaq. As a result of the Panel’s decision, trading in our common stock was suspended on Nasdaq effective with the opening of business on July 7, 2017. Our common stock traded in the over-the-counter market between July 7, 2017 and October 1, 2017.

As previously disclosed by our company on Form 8-K’s filed with the SEC on May 26, 2017 and July 6, 2017, the Listing Qualifications Department of Nasdaq, or the Staff, notified us that the Staff had determined to delist our securities from Nasdaq based upon its determination that we failed to timely satisfy the requirements of Nasdaq Listing Rule 5110(a), or the Rule. The Rule requires an issuer to file an initial listing application and to satisfy all requirements for initial listing on Nasdaq prior to and upon the consummation of a “change of control” transaction, respectively.

Specifically, the Staff asserted that the consummation of the closing of the Contribution Agreement on May 17, 2017 constituted a “change of control” for purposes of the Rule and therefore required us to submit an initial listing application and to satisfy all requirements for initial listing on Nasdaq on or before May 17, 2017. As we did not do so, the Staff determined to delist our securities from Nasdaq.

We disputed the basis for the Staff’s delisting determination, and requested a hearing before the Panel to address the matter and to request the continued listing of our common stock on Nasdaq. In accordance with Nasdaq Listing Rules, our common stock continued to trade on Nasdaq pending the ultimate outcome of the Panel hearing process.

We appeared before the Panel on June 29, 2017. At the hearing, we asserted that no change of control occurred as a result of the closing, and therefore the Rule should not have been applied to our company. Notwithstanding, we committed to the Panel that we would take all necessary steps to timely evidence compliance with the Rule if and when an actual change of control were to occur in connection with the Contribution Agreement. Following the hearing, on July 5, 2017, the Panel notified us that it had determined to delist our securities from Nasdaq due to our non-compliance with the Rule. As a result, trading in our common stock on Nasdaq was suspended effective with the opening of business on July 7, 2017. Upon the suspension of trading on Nasdaq, our common stock was eligible to trade in the OTC Markets’ “Pink” tier. Thereafter, on July 24, 2017, our common stock began trading on the OTCQB market, a higher qualitative tier within the OTC Markets system.

On July 20, 2017, we appealed the Panel’s decision to the Listing Council. Throughout the appeal process, which concluded with the issuance of the Listing Council’s decision on September 28, 2017, we consistently argued that the closing did not constitute a change of control for purposes of the Rule (or otherwise) and, therefore, the Rule should not have been applied to our company, the application of which ultimately resulted in the suspension of trading of our securities on Nasdaq. The Listing Council’s decision indicated its concurrence with our argument that the closing did not constitute a change of control for Nasdaq listing purposes, that the Panel therefore erred in its determination to delist our common stock, and that our common stock should be allowed to immediately resume trading on Nasdaq.

We cannot assure you that we will be able to meet the initial listing standards of Nasdaq if a change of control transaction under the Contribution Agreement occurs, or that we will be able to maintain our listing on Nasdaq and satisfy the requirements for continued listing even absent a change of control.

Our stock price has been and continues to be volatile.

The market price for our common stock could fluctuate due to various factors. In addition to other factors described in this section, these factors may include, among others:

●	conversion of outstanding stock options or warrants;

●	announcements by us or our competitors of new investments;

●	developments in existing or new litigation;

●	changes in government regulations;

●	fluctuations in our quarterly and annual operating results; and

●	general market and economic conditions.

In addition, the stock markets have, in recent years, experienced significant volume and price fluctuations. These fluctuations often have been unrelated to the operating performance of the specific companies whose stock is traded. Market prices and the trading volume of our stock may continue to experience significant fluctuations due to the matters described above, as well as economic and political conditions in the United States and worldwide, investors’ attitudes towards our business prospects, and changes in the interests of the investing community. As a result, the market price of our common stock has been and may continue to be adversely affected and our stockholders may not be able to sell their shares or to sell them at desired prices.

We may be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. Our common stock is a “penny stock” and is subject to Rule 15g-9 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market, thus possibly making it more difficult for us to raise additional capital.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

There can be no assurance that our common stock will qualify for exemption from this rule. In any event, even if our common stock were exempt from this rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

Future sales or perceived sales of our common stock could depress our stock price.

The registration statement of which this prospectus is a part covers 3,795,723 shares of common stock. If the holders of these shares were to attempt to sell a substantial amount of their holdings at once, our stock price could decline. Moreover, the perceived risk of this potential dilution could cause stockholders to attempt to sell their shares and investors to short the shares, a practice in which an investor sells shares that he or she does not own at prevailing market prices, hoping to purchase shares later at a lower price to cover the sale. As each of these events would cause the number of shares being offered for sale to increase, our stock price would likely further decline. All of these events could combine to make it very difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

Our future capital needs could result in dilution of your investment.

Our Board of Directors may determine from time to time that there is a need to obtain additional capital through the issuance of additional shares of our common stock or other securities. These issuances would likely dilute the ownership interests of our current investors and may dilute the net tangible book value per share of our common stock. Investors in subsequent offerings may also have rights, preferences and privileges senior to our current stockholders which may adversely impact our current stockholders.

We have not paid dividends in the past and do not expect to pay dividends in the future.

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all future earnings for the operation and expansion of our business and, therefore, do not anticipate declaring or paying cash dividends in the foreseeable future.

The payment of dividends will be at the discretion of our Board of Directors and will depend on our results of operations, capital requirements, financial condition, prospects, contractual arrangements, any limitations on payments of dividends present in any of our future debt agreements and other factors our Board of Directors may deem relevant. If we do not pay dividends, a return on your investment will only occur if our stock price appreciates.

Securities analysts may not initiate coverage for our common stock or may issue negative reports and this may have a negative impact on the market price of our common stock.

The trading market for our common stock may be affected in part by the research and reports that industry or financial analysts publish about us or our business. It may be difficult for companies such as us, with smaller market capitalizations, to attract a sufficient number of securities analysts that will cover our common stock. If one or more of the analysts who elect to cover our company downgrades our stock, our stock price would likely decline rapidly. If one or more of these analysts ceases coverage of our company, we could lose visibility in the market, which in turn could cause our stock price to decline. This could have a negative effect on the market price of our stock.

Nevada law and our charter documents contain provisions that could delay or prevent actual and potential changes in control, even if they would benefit stockholders.

Our articles of incorporation authorize the issuance of preferred shares which may be issued with dividend, liquidation, voting and redemption rights senior to our common stock without prior approval by the stockholders. The preferred stock may be issued for such consideration as may be fixed from time to time by our Board of Directors. Our Board may issue such shares of preferred stock in one or more series, with such designations, preferences and rights or qualifications, limitations or restrictions thereof as shall be stated in the resolution of resolutions.

The issuance of preferred stock could adversely affect the voting power and other rights of the holders of common stock. Preferred stock may be issued quickly with terms calculated to discourage, make more difficult, delay or prevent a change in control of our company or make removal of management more difficult. As a result, our Board of Directors’ ability to issue preferred stock may discourage the potential hostile acquirer, possibly resulting in beneficial negotiations. Negotiating with an unfriendly acquirer may result in, among other things, terms more favorable to us and our stockholders. Conversely, the issuance of preferred stock may adversely affect any market price of, and the voting and other rights of the holders of the common stock.

These and other provisions in the Nevada corporate statutes and our charter documents could delay or prevent actual and potential changes in control, even if they would benefit our stockholders.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the other materials we have filed or will file with the SEC contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including, but not limited to, statements regarding our business strategy, expectations and plans regarding our product candidates, our objectives for future operations and our future financial position. When used in this prospectus or in the other materials we have filed or will file with the SEC, the words “believe,” “may,” “will,” “potentially,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “indicate,” “seek,” “project,” “plan,” “could,” “should” or “would” and similar expressions are intended to identify forward-looking statements. Among the factors that could cause or contribute to material differences between our actual results and those indicated from the forward-looking statements are risks and uncertainties inherent in our business, including, but not limited to:

●	our ability to successfully integrate the acquired real estate business;

●	our ability to retain key employees;

●	demand fluctuations in the real estate industry;

●	adverse changes in economic conditions in markets where our real estate investments may be made;

●	possible decreases in the market value of our future real estate investments;

●	our ability to obtain adequate financing to fund our future property acquisitions and project developments;

●	the possibility that we may not recover our advance costs in each real estate development project;

●	our reliance on subcontractors to construct each property, and on building supply companies to provide components for each property’s construction;

●	competition in the real estate industry;

●	the possibility that legal challenges or governmental regulations may delay the start or completion of construction on our projected real estate ventures, increase our expenses, or limit our construction activities;

●	the potential for increased costs or shortages of labor or components, or other circumstances beyond our control;

●	our ability to continue as a going-concern;

●	our ability to raise capital when needed;

●	economic, political or other developments in foreign countries in which we do business;

●	the international nature of our business; and

●	results of existing or future litigation.

Additional factors that could cause or contribute to such differences include, but are not limited to, those discussed in this prospectus, and in particular, the risks discussed under the heading “Risk Factors” and those discussed in other documents we file with the SEC and incorporate herein. Except as required by law, we do not intend to update these forward-looking statements publicly or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus and in the documents incorporated in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Accordingly, readers are cautioned not to place undue reliance on such forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees and fees and expenses of our counsel and our accountants.

SELLING STOCKHOLDERS

We are registering 3,795,723 shares of our common stock for resale, from time to time, by the selling stockholders identified below, which includes:

●	1,857,336 shares of common stock that will be issued to the Note Holders following stockholder approval of such issuance; and

●	1,938,387 shares of common stock that may be issued upon the conversion of 1,500,000 shares of Series B Preferred Stock that have been issued to OFI.

The selling stockholders may sell some, all or none of their shares. We do not know how long the selling stockholders will hold the shares offered under this prospectus before selling them, and we cannot advise you as to whether the selling stockholders will in fact sell any or all of the shares of common stock being offered hereunder.

The following table sets forth the name of each selling stockholder, the number of shares beneficially owned by such selling stockholder as of January 19, 2018, the total number of shares that may be offered under this prospectus by such selling stockholder, and the number of shares of our common stock and the percentage of our common stock to be owned by such selling stockholder after completion of this offering, assuming that all shares offered hereunder are sold by such selling stockholder. Except as otherwise disclosed in this prospectus, the selling stockholders have not, or within the past three years has not, had any position, office or other material relationship with us. Other than the costs of preparing and providing this prospectus and a registration fee to the SEC, we are not paying any costs relating to the sales by the selling stockholders.

Name	Number of Shares of Common Stock Beneficially Owned Prior to this Offering(1)	Number of Shares of Common Stock Being Offered	Number of Shares of Common Stock Beneficially Owned After this Offering(2)	Percentage of Shares of Common Stock Owned After this Offering(1)
Opportunity Fund I-SS, LLC (3) c/o OP Fund I Manager, LLC 2481 Sunrise Blvd, Suite 200 Gold River, CA 95670	1,938,387	1,938,387	0	*
Dolev Rafaeli (4) 5 Lambs Lane Cresskill, NJ 07626	4,390,409	1,034,509	3,355,900	30.61%
Dennis M. McGrath (5) 2 Colonial Court Medford, NJ 08055	1,390,855	322,727	1,068,128	9.74%
Yoav Ben-Dror (6) 66 Pinkas st Tel Aviv 6215719 Israel	2,314,739	500,100	1,814,639	16.61%

* Less than 1%

(1)	The number of shares of common stock beneficially owned by the selling stockholders prior to this offering is based upon information provided to us by the selling stockholders. The percentage of common stock owned after the offering is based on 10,925,791 shares of our common stock outstanding as of January 19, 2018. Beneficial ownership is determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares, subject to community property laws where applicable.

(2)	Assumes the sale of all shares of common stock registered pursuant to this prospectus, although, to our knowledge, the selling stockholders are not under any obligation to sell any shares of common stock at this time.

(3)	Includes shares of common stock that may be issued upon the conversion of 1,500,000 shares of Series B Preferred Stock that have been issued to Opportunity Fund I-SS, LLC. Kristen Pigman is the Director of OP Fund I Manager, LLC, which is the member and manager of Opportunity Fund I-SS, LLC, and has voting and dispositive power over the securities held by it. Ms. Pigman disclaims beneficial ownership of such shares.

(4)	Includes 3,318,400 shares of common stock, vested options to purchase 37,500 shares of common stock and 1,034,509 additional shares of common stock that will be issued by us upon stockholder approval of such issuance.

(5)	Includes 1,029,238 shares of common stock, vested options to purchase 38,890 shares of common stock and 322,727 additional shares of common stock that will be issued by us upon stockholder approval of such issuance.

(6)	Includes 1,814,639 shares of common stock and 500,100 additional shares of common stock that will be issued by us upon stockholder approval of such issuance.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or quoted or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	through the writing of options on the shares;

●	to cover short sales made after the date that this registration statement is declared effective by the SEC;

●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted by applicable law.

The selling stockholders may also sell shares under Rule 144 of the Securities Act, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter.  The selling stockholders have not entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both in amounts to be negotiated. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then existing market price. We cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be “underwriters” as that term is defined under the Securities Act, the Exchange Act and the rules and regulations of such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

In connection with the sale of our common stock, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that any of the selling stockholders are deemed an affiliated purchaser or distribution participant within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In addition, if a short sale is deemed to be a stabilizing activity, then the selling stockholders will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

If a selling stockholder notifies us that it has a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Sherman & Howard L.L.C.

EXPERTS

The audited consolidated financial statements as of December 31, 2016 and 2015, and the related consolidated statements of comprehensive loss, stockholders’ equity (deficit) and cash flows, for the years then ended incorporated by reference in this prospectus and elsewhere in the registration statement have been incorporated by reference in reliance upon the report of Fahn Kanne & Co. Grant Thornton Israel, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

WHERE YOU CAN FIND MORE INFORMATION

We post on our public website (www.photomedex.com) our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus.

You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding us at www.sec.gov.

You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this prospectus.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information contained in documents that we file with them. This means that we can disclose important information to you by referring you to those documents and that the information in this prospectus is not complete. You should read the information incorporated by reference for more detail.

We are incorporating by reference into this prospectus the documents listed below (excluding any information furnished under Items 2.02 or 7.01 in any Current Report on Form 8-K). Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus. Accordingly, we incorporate by reference into this prospectus the documents listed below:

●	Our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on March 31, 2017;

●	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 filed with the SEC on May 17, 2017;

●	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2017 filed with the SEC on August 21, 2017;

●	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2017 filed with the SEC on November 14, 2017;

●	Our Current Reports on Form 8-K filed with the SEC on January 20, 2017, January 24, 2017, January 27, 2017, March 21, 2017, April 3, 2017, May 19, 2017, May 26, 2017, June 28, 2017, July 6, 2017, July 10, 2017, July 18, 2017, July 26, 2017, July 31, 2017, and August 3, 2017, September 18, 2017, September 19, 2017, September 28, 2017, October 2, 2017, October 18, 2017, October 25, 2017, October 31, 2017, December 29, 2017 and January 3, 2018;

●	The description of our common stock contained in our registration statements filed on Form 8-A under the Exchange Act including any amendments or reports filed for the purpose of updating that description; and

●	All documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of this offering and also between the date of filing of the initial registration statement and prior to effectiveness of the registration statement.

We will provide each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference into this prospectus but not delivered with this prospectus upon written or oral request at no cost to the requester. Requests should be directed to: FC Global Realty Incorporated, 40 Ramland Road South, Suite 200, Orangeburg, NY 10962, Attn: Corporate Secretary, telephone: (215) 619-3600. Copies of any of these documents may also be obtained free of charge through our website at www.photomedex.com.

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC. That registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s Internet website.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

3,795,723 Shares

FC Global Realty Incorporated

Common Stock

PROSPECTUS

, 2018

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts, other than the SEC registration fee, are estimates. We will pay all these expenses.

Amount to be paid
SEC Registration fee		$444.21
Accounting fees and expenses			*
Legal fees and expenses			*
Transfer agent fees and expenses			*
Printing and related fees			*
Miscellaneous			*
Total	$		*

*To be filed by amendment.

Item 15. Indemnification of Directors and Officers

Our articles of incorporation and bylaws provide that we shall, to the maximum extent permitted under the applicable law and except as set forth below, indemnify, old harmless and, upon request, advance expenses to each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was, or has agreed to become, a director or officer of our company, or is or was serving, or has agreed to serve, at the request of our company, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan (any such person being referred to hereafter as an Indemnitee), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of our company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Notwithstanding the foregoing, we shall not indemnify an Indemnitee seeking indemnification in connection with any action, suit, proceeding, claim or counterclaim, or part thereof initiated by the Indemnitee unless the initiation thereof was approved by our Board.

Our directors and executive officers are insured against damages from actions and claims incurred in the course of performing their duties, subject to certain limitations, and expenses incurred in defending lawsuits arising from certain alleged acts against directors and executive officers.

Insofar as indemnification by us for liabilities arising under the Exchange Act may be permitted to our directors, officers and controlling persons pursuant to provisions of our articles of incorporation or bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Exchange Act and will be governed by the final adjudication of such issue.

Item 16. Exhibits.

The information required by this item is set forth on the exhibit index that follows the signature page of this registration statement.

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Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

II-2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on the 23rd day of January, 2018.

FC GLOBAL REALTY INCORPORATED

By:	/s/ Vineet P. Bedi
Vineet P. Bedi Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Vineet P. Bedi and Matthew Stolzar, and each of them individually, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

SIGNATURE	TITLE	DATE

/s/ Vineet P. Bedi	Chief Executive Officer (Principal Executive Officer)	January 23, 2018
Vineet P. Bedi

/s/ Matthew Stolzar	Chief Financial Officer (Principal Financial and Accounting Officer)	January 23, 2018
Matthew Stolzar

/s/ Bob Froehlich	Chairman of the Board of Directors	January 23, 2018
Bob Froehlich

/s/ Richard J. Leider	Director	January 23, 2018
Richard J. Leider

/s/ Dennis M. McGrath	Director	January 23, 2018
Dennis M. McGrath

/s/ Darrel C. Menthe	Director	January 23, 2018
Darrel C. Menthe

/s/ Dolev Rafaeli	Director	January 23, 2018
Dolev Rafaeli

/s/ Suneet Singal	Director	January 23, 2018
Suneet Singal

/s/ Michael R. Stewart	Director	January 23, 2018
Michael R. Stewart

EXHIBIT INDEX

Exhibit No.	Description
5.1*	Opinion of Sherman & Howard L.L.C as to the legality of the shares
23.1	Consent of Fahn Kanne & Co. Grant Thornton Israel
23.2*	Consent of Sherman & Howard L.L.C (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page of this registration statement)

*To be filed by amendment.